Exhibit 10.1

TERMINATION OF THE EMPLOYMENT CONTRACT BY MUTUAL AGREEMENT

BETWEEN ON THE ONE HAND

The Company Iron Mountain BPM International, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B149.917

Having its registered office at 1A, rue Thomas Edison, L-1445 Luxembourg, Grand Duchy of Luxembourg;

Hereby represented by Anne Best and Manfred Schneider in their capacity of Managers (“gérants”) and authorized representatives of the Company;

Hereinafter referred to as the “Employer” or the “Company”;

AND ON THE OTHER HAND

Mr. Marc Duale

Hereinafter referred to as the “Employee”;

Both hereinafter referred to as the “Parties” and individually as the “Party”;

WHEREAS

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The Employee entered into the service of the Iron Mountain Group on 8 May 2006 as President of Iron Mountain Europe, pursuant to an employment contract concluded on 3 May 2006 with Iron Mountain UK Ltd;

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On 16 September 2008, the Employee was appointed as President of Iron Mountain International and on 15 June 2009, the Employee entered into an employment contract with Iron Mountain Belgium SA, replacing the employment contract signed on 3 May 2006 with Iron Mountain UK Ltd;

-	The Employee was seconded to Hong Kong by Iron Mountain Belgium SA, under the conditions set forth in an employment agreement signed on 18 December 2009;

-	On 31 December 2010, the employment agreement signed on 18 December 2009 between the Employee and Iron Mountain Belgium SA, was amended and transferred to the Company;

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On 29 September 2011, said employment agreement was amended and replaced by a new contract of employment (the “Employment Contract”) signed between the Company and the Employee, as amended by an addendum to the Employment Contract dated 29 September 2011 and 11 February 2015;

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Following a certain reorganisation of the Iron Mountain Group, which took place in April 2015 (the “Reorganisation”), the Employee’s responsibilities were significantly reduced, giving him the right to elect termination of his Employment Contract, as amended, for Good Reason;

-	On 8 June 2015, Iron Mountain announced that it entered into a Scheme Deed relating to the merger of Recall Inc. into Iron Mountain (the “Merger”);

-	The Merger implied the need to integrate the business, operations and activities of Recall Inc. into Iron Mountain’s business, operations and activities (the “Integration”);

-	Iron Mountain wished to benefit from the assistance of the Employee in connection with the Integration;

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At the request of Iron Mountain, the Employee accepted to assist in connection with the Integration for a limited period of time and the Parties concluded a third addendum to the Employment Contract (the “Third Amended and Restated Employment Contract”) on 24 February 2016. The Third Amended and Restated Employment Contract replaces all other written or oral commitments, undertakings and agreements between the Parties that preceded this and notably the Employment Contract;

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By this agreement (the “Agreement”), the Parties wish to terminate the Third Amended and Restated Employment Contract by mutual agreement effective on 31 March 2017, and simultaneously settle any claims resulting from their employment relationship and the termination of the Third Amended and Restated Employment Contract.

IT IS AGREED AS FOLLOWS

Article 1 – Termination Date

Pursuant to article L.124-13 of the Labour Code, the Parties hereby agree to terminate the Third Amended and Restated Employment Contract effective on 31 March 2017 (the “Termination Date”).

The Employer will disaffiliate the Employee from the Luxembourg social security scheme as from the Termination Date.

Article 2 – Legal and contractual entitlements

2.1.	On or about the Termination Date, the Employer shall pay to the Employee together with his last monthly remuneration payment:

-	A bonus amounting to EUR 507,328 gross, in compliance with article 13.2.1. (ii) of the Third Amended and Restated Employment Contract;

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A lump sum payment amounting to EUR 53,842 gross, as replacement of the Company’s coverage of the Employer cost of coverage for the Company's International Medical Insurance Plan in compliance with article 13.2.2(a) of the Third Amended and Restated Employment Contract;

-	There are no accrued but untaken holidays and, as such, no payment is due;

-	Any expenses, which have been incurred by the Employee until his last effective working day, in accordance with the Employer’s expense policies.

The bonus payment and the payment in lieu of untaken holidays will be paid after deduction of tax and social security contributions.

2.2.	The Employee is eligible to outplacement services for a period of 9 months as of the Termination Date. The Company has engaged Stork & May to provide such services to the Employee.

2.3.
As regards the Employee’s Target Performance Units, the awards below are eligible for vesting, but will be adjusted for actual performance at the end of the performance period. The Performance Units will not be paid until after the performance is known and certified in the first quarter of 2019.

Product Type Name	Grant Date	Vesting Date (estimated)	QTY Vesting (Target)
Operational PUs	19/02/2015	19/02/2018	4,828
TSR PUs	19/02/2015	19/02/2018	4,828

2.4.	As regards the RSUs and Option, the awards below will be subject to accelerated vesting at or around the Termination Date. The Employee will have 3 years to exercise the options below.

Product Type Name	Grant Date	Original Vesting Date	QTY Vesting	Exercise Price
Restricted Units	19/02/2015	19/02/2018	1,936	N/A
Restricted Units	18/02/2016	18/02/2018	8,532	N/A
Stock Options	19/02/2015	19/02/2018	8,935	$38.83

Article 3 – Settlement Payment

In consideration for the waivers contained herein, the Employer shall pay to the Employee a lump-sum payment of EUR 517,830 gross in full settlement (hereafter the “Settlement Payment”).

According to article 115-9 of the Luxembourg Income Tax Law, the Settlement Payment benefits are, under certain conditions, exempt from tax up to 12 times the minimum social wage applicable on 1st January of the year in which the payment is paid (i.e. for 2017: EUR 23.983,08). The Employee undertakes to support any risk related to the non-exemption of the Settlement Payment.

It is noted that according to current administrative practice, the Settlement Payment is not subject to social contributions. The Employee undertakes to support any risk related to a change of the administrative practice i.e. to pay the employee part of social contributions in the event the administrative practice would change.

The Settlement Payment shall be paid together with his last monthly remuneration payment, after deduction of tax and social security contributions, as the case may be.

Article 4 – Confidentiality obligations

The Parties undertake to observe the strictest confidentiality as to the terms of this Agreement, and in particular as to the Settlement Payment as referred to in article 3, without prejudice to its submission, where necessary, to the relevant authorities or to its enforcement before a court of competent jurisdiction in the event that one of the contracting Parties does not comply with its provisions.

Article 5 – Restrictive covenants

The Employer waives the application of the non-competition provision as referred to in article 18 of the Third Amended and Restated Employment Contract. Nevertheless, in consideration for the Settlement Payment, the Employee agrees that for two years from his Termination Date, the Employee shall refrain from carrying out with or without consideration, occasionally or regularly, any business (either personally or by entering into service of another employer) which activity or services might be considered as competitive to the activity and services of the Employer.
This obligation:

1)
is applicable to activities similar to those exercised by the Employee with the Employer; this includes amongst other activities of the following entities: Brambles Limited, Cintas Corporation, Dell Inc, Fujitsu, Hewlett Packard Company, International Business Machines, Canon, Oce Business Services, Oracle Crop, Pitney Bowes Inc, Xerox Corporation. This list is however not limitative;

2)
relates to the following countries; Australia, Belgium, Brazil, Canada, Chile, China, France, Germany, Hong Kong, India, Luxemburg, Mexico, Netherlands, Russia, Spain, the United Kingdom and the United States.

Notwithstanding the termination of the Third Amended and Restated Employment Contract, the Employee shall continue to abide by the non-solicitation provision as referred to in article 19 of the Third Amended and Restated Employment Contract.

Article 6 – Non-Disparagement

The Parties undertake to remain neutral and loyal towards each other; they shall notably refrain from criticizing, blaming or disparaging each other in any circumstances whatsoever.

The Employee confirms that the provisions of article 20 (“Non-Disparagement”) of the Third Amended and Restated Employment Contract remain applicable beyond the Termination Date notwithstanding the signature of this Agreement.

Article 7 – Company’s property

The Employee confirms that he will hand over to the Employer, at the latest at the Termination Date, all Company property (such as but not limited to the Company badge access, laptop, blackberry, keys and papers, any documents, manuals, programs, customers lists or equipment provided to the Employee by the Company, any documents of a confidential nature and any documents received from the clients in connection with the Employee’s activity), without having transferred any copy of such documents.

The Employee further confirms that he will communicate to the Employer, at the latest at the Termination Date, all IT codes, passwords and access locks and will himself cease to use them at that time.

Article 8 – Waivers

Without prejudice to the execution of their respective obligations deriving from this Agreement, both Parties acknowledge that they are mutually discharged of all obligations resulting from the Third Amended and Restated Employment Contract and its termination and that they no longer have any right or claim whatsoever towards each other on the basis on their employment relationship and the termination of the Third Amended and Restated Employment Contract.

In particular, the Employee agrees to waive and release all claims against the Employer, including for purposes of this release, the Company and all parents, affiliates, subsidiaries, successors and assigns of the Company, as well as each past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (collectively "Releasees”) whether known or unknown, which existed or may have existed, under any applicable laws, at any time up to the effective date of this Agreement, including claims related in any way to his employment with the Company or the ending of that relationship and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have for further notice period payment (indemnité compensatoire de préavis), further severance payment (indemnité de départ), additional compensation for legal holidays not taken by the Employee, further loyalty bonuses, any other bonus, 13th month payment, car allowance/additional leasing contributions, director's fees, elements of remuneration, premiums, overtime payment, reimbursement of representative fees or entertainment allowance or any other fees, luncheon vouchers, any remuneration for work on a Sunday or on a public or legal holiday, compensation payment for harassment at the workplace, insurance or additional complementary pension payments, interest contributions, option and share rights, advantages arising from annual retention bonus schemes, compensation payments for unfair dismissal (indemnité pour préjudice matériel, indemnité pour préjudice moral), additional lawyer's fees, etc., other than the payments received by the Employee in accordance with this Agreement.

This Agreement records the renunciation of the Parties to take advantage, now and in the future, of any right other than those foreseen in this Agreement, which exists or might exist on account of or on the occasion of the Third Amended and Restated Employment Contract or its termination.

This Agreement records furthermore renunciation to file any judicial claim in relation with the execution or the termination of the Third Amended and Restated Employment Contract.

This Agreement records the renunciation of the Parties to take advantage of any factual or legal error, and any omission relating to the existence or scope of their rights resulting from the Third Amended and Restated Employment Contract and its termination.

Article 9 – General acknowledgment

The Employee acknowledges and confirms that he has no other actual or implied, written or oral employment contract/relationship with any member of the Iron Mountain group, respectively that any such employment contract(s)/relationship(s) have been validly and lawfully terminated and that there are no (and that he waives, for in as much as necessary, any) outstanding rights whatsoever in relation to them.

Each Party declares to fully understand the sense and the impact of this Agreement and to give his/her consent without any restraint.

This Agreement is irrevocable and final. No reserves may be made by either Party with respect to its enforcement.

The Parties acknowledge that they have made reciprocal concessions in the meaning of article 2044 of the Luxembourg civil code.

Article 10 – Applicable law - Jurisdiction

The Parties expressly agree that the Agreement is governed by the laws of the Grand Duchy of Luxembourg and that any possible dispute arising out of the execution of the present Agreement shall be submitted to and settled exclusively by the courts of the Grand Duchy of Luxembourg.

Drawn up at Boston, MA, on March 13, 2017 in two original copies, each party declaring to have received one original.

/s/ Manfred Schneider	/s/ Marc Duale

The Employer	The Employee
Manfred Schneider, Manager	Marc Duale

/s/ Anne Best

The Employer
Anne Best, Manager